Exhibit 3.281

CERTIFICATE OF LIMITED PARTNERSHIP

OF

PEACHTREE CABLE TV, L.P.

The undersigned sole general partner of Peachtree Cable TV, L.P. desiring to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C., paragraphs 17-101 et seq., does hereby certify as follows:

1. Name. The name of the limited partnership is Peachtree Cable TV, L.P. (the “Partnership”).

2. Registered Office and Agent. The registered Office of the Partnership in the State of Delaware is located at 30 Old Rudnick Lane, in the City of Dover, County of Kent, Delaware 19901. The registered Agent of the Partnership for service of process in Delaware is CorpAmerica, Inc.

3. General Partner. The name and business address of the sole general partner of the Partnership are:

Charter Communications, LLC

12444 Powerscourt Drive

Suite 400

St. Louis, Missouri 63131-3660

IN WITNESS WHEREOF, the undersigned has duly caused its sole general partner to execute this Certificate as of January 29,1999.

Peachtree Cable TV, L.P.

By:	Charter Communications, LLC,
its general partner

By:	Marcy A. Lifton
Marcy A. Lifton Vice President